Exhibit 99.1

SemiLEDs Reports Third Quarter Fiscal Year 2022

Financial Results

Hsinchu, Taiwan (July 12, 2022) — SemiLEDs Corporation (NASDAQ: LEDS), “SemiLEDs” or the “Company,” a developer and manufacturer of LED chips and LED components, today announced its financial results for the third quarter of fiscal year 2022, ended May 31, 2022.

Revenue for the third quarter of fiscal 2022 decreased to $1.8 million, compared to $2.2 million in the second quarter of fiscal 2022. GAAP net loss attributable to SemiLEDs stockholders for the third quarter of fiscal 2022 increased to $916 thousand, or $(0.20) per diluted share, compared to a net loss of $172 thousand, or $(0.04) per diluted share, in the second quarter of fiscal 2022.

GAAP gross margin for the third quarter of fiscal 2022 decreased to 19%, compared to 24% for the second quarter of fiscal 2022. Operating margin for the third quarter of fiscal 2022 decreased to negative 43%, compared with negative 17% for the second quarter of fiscal 2022. The Company’s cash and cash equivalents were $3.0 million at May 31, 2022, compared to $3.7 million at the end of the second quarter of fiscal 2022.

We are unable to forecast revenue for the fourth quarter ending August 31, 2022 at this time given the continuing uncertain impact of COVID-19 on the economy and the Company.

About SemiLEDs

SemiLEDs develops and manufactures LED chips and LED components for general lighting applications, including street lights and commercial, industrial, system and residential lighting, along with specialty industrial applications such as ultraviolet (UV) curing, medical/cosmetic, counterfeit detection, horticulture, architectural lighting and entertainment lighting. SemiLEDs sells blue, white, green and UV LED chips.

Forward Looking Statements

This press release contains statements that may constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, any statements about historical results that may suggest trends for SemiLEDs’ business; any statements of the plans, the potential impact of the COVID-19 pandemic on our business; strategies and objectives of management for future operations; any statements of expectation or belief regarding recovery of the LED industry, market opportunities and other future events or technology developments; any statements regarding SemiLEDs’ position to capitalize on any market opportunities; and any statements of assumptions underlying any of the foregoing. These forward-looking statements are based on current expectations, estimates, forecasts and projections of future SemiLEDs’ or industry performance based on management’s judgment, beliefs, current trends and market conditions and involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. SemiLEDs’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) and other SemiLEDs filings with the SEC (which you may obtain for free at the SEC’s website at http://www.sec.gov) discuss some of the important risks and other factors that may affect SemiLEDs’ business, results of operations and financial condition. SemiLEDs undertakes no intent or obligation to publicly update or revise any of these forward looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Christopher Lee

Chief Financial Officer

SemiLEDs Corporation

+886-37-586788

investor@semileds.com

SEMILEDS CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets

(In thousands of U.S. dollars)

	May 31,	February 28,
	2022	2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,023	$3,712
Restricted cash and cash equivalents	86	89
Accounts receivable (including related parties), net	1,705	1,437
Inventories	4,095	4,331
Prepaid expenses and other current assets	153	261
Total current assets	9,062	9,830
Property, plant and equipment, net	4,483	4,812
Operating lease right of use assets	1,648	1,744
Intangible assets, net	105	112
Investments in unconsolidated entities	966	1,001
Other assets	170	172
TOTAL ASSETS	$16,434	$17,671
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current installments of long-term debt	$5,099	$5,113
Accounts payable	612	997
Accrued expenses and other current liabilities	2,508	2,436
Other payable to related parties	993	916
Operating lease liabilities, current	136	141
Total current liabilities	9,348	9,603
Long-term debt, excluding current installments	2,080	2,285
Operating lease liabilities, less current portion	1,512	1,603
Total liabilities	12,940	13,491
Commitments and contingencies
EQUITY:
SemiLEDs stockholders’ equity
Common stock	—	—
Additional paid-in capital	182,569	182,452
Accumulated other comprehensive income	3,694	3,578
Accumulated deficit	(182,817)	(181,901)
Total SemiLEDs stockholders' equity	3,446	4,129
Noncontrolling interests	48	51
Total equity	3,494	4,180
TOTAL LIABILITIES AND EQUITY	$16,434	$17,671

SEMILEDS CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(In thousands of U.S. dollars and shares, except per share data)

	Three Months Ended
	May 31,	February 28,
	2022	2022
Revenues, net	$1,784	$2,176
Cost of revenues	1,448	1,653
Gross profit	336	523
Operating expenses:
Research and development	357	295
Selling, general and administrative	810	746
Gain on disposals of long-lived assets	(57)	(139)
Total operating expenses	1,110	902
Loss from operations	(774)	(379)
Other income (expenses):
Interest expenses, net	(94)	(92)
Other income, net	264	385
Foreign currency transaction gain, net	(307)	(66)
Total other (expenses) income, net	(137)	227
Loss before income taxes	(911)	(152)
Income tax expense	—	—
Net loss	(911)	(152)
Less: Net gain attributable to noncontrolling interests	5	20
Net loss attributable to SemiLEDs stockholders	$(916)	$(172)
Net loss per share attributable to SemiLEDs stockholders:
Basic and diluted	$(0.20)	$(0.04)
Shares used in computing net loss per share attributable to SemiLEDs stockholders:
Basic and diluted	4,517	4,490